Exhibit 19.1

ROADZEN INC.
POLICY REGARDING INSIDER TRADING AND
DISSEMINATION OF INSIDE INFORMATION

Effective as of September 20, 2023

1.	Introduction

This Policy Regarding Insider Trading and Dissemination of Inside Information (this “Policy”) describes the policy of Roadzen Inc. (the “Company”) regarding:

●	the trading of securities while you are in possession of Inside Information (as defined below) (“insider trading”) about the Company or any other company; and

●	other misuse of material non-public information (“Inside Information”) of the Company or any other company.

Your obligations and potential liability under securities laws dealing with insider trading abuses are also outlined below.

This Policy provides an overview of the most significant aspects involved in insider trading. Every director, officer and employee of the Company must read and retain this Policy.

2.	Statement of the Policy

No director, officer, employee or other Insider (as defined below) shall:

●	trade in securities of the Company or any other company while in possession of Inside Information concerning the Company or such other company;

●	disseminate Inside Information of the Company or any other company to others (except for legitimate Company purposes in accordance with Company communications policies; provided that the disclosing person reasonably does not expect the recipient to trade in securities, or disseminate the information to others who may trade in securities, while in possession of such Inside Information); or

●	engage in any other action or conduct to take advantage of Inside Information.

The prohibited dissemination of Inside Information includes the disclosure through written, oral or electronic means to all persons or entities, including friends, family members, business contacts or others.

Even the appearance of improper conduct must be avoided to preserve the Company’s reputation for adhering to high ethical standards of conduct. Accordingly, conduct which merely suggests the possibility of insider trading may be deemed by the Company, in its sole discretion, to be a violation of this Policy.

3.	Federal Law Prohibiting Insider Trading

Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been determined by the courts to prohibit trading by an Insider (as defined below) of any securities (debt or equity) of a company on the basis of Inside Information about such company. Liability under Rule 10b-5 can apply to trading in the Company’s securities or the securities of any other company if one is in possession of Inside Information about the company whose securities are traded. The prohibition against insider trading applies to the Company’s officers, directors, employees and other Insiders at all times regardless of whether or not the Company is observing a scheduled or special “blackout” period.

Liability under Rule 10b-5 may attach not only to Insiders who trade while in possession of Inside Information, but also, under certain circumstances, to (i) Insiders who disclose or tip Inside Information (tippers) to third parties without trading themselves, and (ii) third parties (such as relatives, business associates or friends) who have received Inside Information from Insiders (tippees) and trade while in possession of that Inside Information.

4.	The Consequences of Insider Trading

Individuals who trade on material non-public information (or tip information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the U.S. Securities and Exchange Commission, the federal agency responsible for enforcing the law in this area. Potential sanctions include:

●	disgorgement of profits gained or losses avoided and interest thereon;

●	a civil penalty of up to three times the profit gained or loss avoided;

●	a bar from acting as an officer or director of a publicly traded company;

●	a criminal fine (no matter how small the profit or the lack thereof) of up to $1 million; and

●	a jail term of up to ten years.

These penalties can apply even if the individual is not a director, officer or senior manager. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in the imposition of Company sanctions, including dismissal. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to one’s professional and personal reputation.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and a criminal fine of up to $2.5 million may be imposed. There are also likely to be shareholder lawsuits and adverse publicity arising from such illegal conduct.

5.	Who Is an “Insider” for Purposes of the Insider Trading Prohibitions?

An “Insider” for purposes of insider trading law is any person who possesses Inside Information; the status results from such possession and not simply a person’s position, if any, with the Company. Accordingly, Insiders subject to liability for insider trading are not solely those executive officers and directors who are required to report their securities transactions of Company ordinary shares under Section 16 of the Exchange Act and who are also often referred to as “insiders” for purposes of that law. The category of potential Insiders for purposes of insider trading law includes not only the Company’s directors, officers, and employees, but also outside professional advisors and business consultants who have access to Inside Information prior to its public release and absorption by the securities markets.

6.	Persons Covered by the Policy

This Policy covers the directors, officers and employees of the Company, and outside professional advisors and business consultants of the Company who have access to Inside Information of the Company, as well as their Family Members and Controlled Entities.

“Family Members” include a person’s spouse, partner, financially dependent children, relative, or other members of such person’s immediate household to whose support such person contributes or whose investments are directed by or are subject to such person’s influence or control, such as parents or children who consult with you before they trade in securities covered by this Policy.

“Controlled Entities” include any legal entities controlled by a person, such as any corporations, partnerships, or trusts, including any trusts for which such person is the trustee or has a beneficial or pecuniary interest in.

7.	Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of Inside Information and to not trade while in possession of Inside Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity also complies with this policy. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of the Company, the Administrator (as defined under the caption “Administration of the Policy”) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above in more detail under the heading “The Consequences of Insider Trading.”

8.	Transactions Covered by this Policy

The trading covered by this Policy includes all types of transactions (including gifts of Company securities) and securities, including ordinary shares, options or warrants to purchase ordinary shares, or any other type of securities, including (but not limited to) preference shares, convertible debentures, as well as derivative securities that are issued by third parties, such as exchange-traded put or call options or swaps relating to securities of the Company or another company with respect to which an Insider possesses Inside Information.

9.	What is Material Non-Public Information?

Material information is any information that a reasonable investor would consider important in arriving at a decision to buy, sell or hold the securities of a company and/or would view its disclosure as significantly altering the total mix of information otherwise made available.

Non-Public information is information that is not generally known to the public.

Examples. Examples of non-public information that generally would be regarded as material and thus Inside Information include:

●	financial information, such as revenues, expenses, earnings, new sales or investment returns;

●	information about a transaction that will affect the financial condition or performance of the Company in a significant manner, such as a pending or proposed merger, acquisition, tender offer, sale of assets, or disposition of a subsidiary, or entering into or terminating a significant contract;

●	earnings estimates;

●	a share sub-division or the offering of additional securities;

●	major litigation;

●	changes in senior management;

●	major new products; and

●	the gain or loss of a substantial customer.

Either positive or negative information may be material. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

10.	Trading

Directors, officers who have been designated by the Company’s Board of Directors (the “Board”) as “officers” for purposes of Section 16 of the Exchange Act (collectively with the directors, “Section 16 Reporting Persons”) and certain other employees who may be designated by the Administrator from time to time (“Designated Individuals”), as well as their Family Members and Controlled Entities, may not trade Company securities during scheduled “blackout” periods commencing on the fifteenth day of the month in which a fiscal quarter ends and ending at the close of regular trading on the second full Trading Day after the release of quarterly or annual earnings. Trading may occur outside the blackout period unless prohibited under this insider trading policy due to possession of Inside Information or other restriction.

“Trading Day” means a day on which the principal U.S. stock exchange on which shares of the Company’s ordinary shares are then listed is open for trading.

For example, if Inside Information (including quarterly or annual earnings) is disclosed at (a) 8:00 a.m., Eastern Time, on a Monday, then trading may commence after 4:00 p.m., Eastern Time, on Tuesday, (b) 10:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday or (c) 5:00 p.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday.

Please refer to the paragraph below captioned “Additional Procedures” for additional restrictions on trading.

11.	Transactions Not Subject to this Policy

(a)	Option Exercises

This Policy does not apply to the exercise of an employee option acquired pursuant to the Company’s plans (however, any shares acquired must be held until the blackout period has expired), or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided that such exercises by Section 16 Reporting Persons and Designated Individuals are subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.” This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b)	Restricted Share Awards

This Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares; provided that such exercise by Section 16 Reporting Persons and Designated Individuals is subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.” This Policy does apply, however, to any market sale of restricted shares.

(c)	Mutual Funds

Transactions in mutual funds that are invested in securities of the Company or another company with respect to which an Insider possesses Inside Information are not transactions subject to this Policy.

(d)	Other Similar Transactions

Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

(e)	Rule 10b5-1 Plans

Directors, officers, and employees, including Section 16 Reporting Persons and Designated Individuals, may enter into Rule 10b5-1 plans, in which case restrictions on trading otherwise applicable under this Policy will not apply to the extent transactions are executed in compliance with the plan and applicable law. The affirmative defense is available when a person, while not aware of material non-public information, enters into a written plan for trading securities (a “Rule 10b5-1 plan”). The Rule 10b5-1 plan must meet certain requirements of specificity as to amount, price and timing of the trades. The plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules. There are restrictions on the ability to amend, terminate and/or modify an existing Rule 10b5-1 plan. Where a valid Rule 10b5-1 plan has been established, trades executed by the broker as specified by the plan do not violate the securities laws or this Policy even if the individual is in possession of material non-public information at the time the trades are executed.

To comply with this Policy, the adoption, amendment or termination of a Rule 10b5-1 plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including the requirement for Section 16 Reporting Persons and Designated Individuals that the Rule 10b5-1 plan be reviewed and approved by the Administrator at least five business days prior to entry into the plan. In the case of pre-clearance for a Rule 10b5-1 plan, the Rule 10b5-1 plan must be executed within four business days (or, if sooner, prior to commencement of a quarterly or event-specific blackout period). The Administrator is not under any obligation to approve a Rule 10b5-1 Plan submitted for approval. Note that special requirements and pre-clearance procedures apply to modifications and terminations of Rule 10b5-1 plans. Please consult Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” for details.

Because the SEC rules on trading plans are complex, you should consult with your own legal and financial advisors and be sure you fully understand the limitations and conditions of the rules before you establish a 10b5-1 plan.

12.	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, any persons covered by this Policy must comply with the following:

(a)	Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees, as well as their Family Members and Controlled Entities, are prohibited from engaging in any such transactions.

(b)	Margin Accounts and Pledged Securities

In order to avoid a margin sale or foreclosure sale at a time when a pledgor, who is a Company director, officer or employee, or their Family Members or Controlled Entities, is aware of Inside Information or otherwise is not permitted to trade Company securities due to a blackout period, no Company director, officer or employee, or their Family Members or Controlled Entities, may hold Company securities in a margin account or otherwise pledge (or hypothecate) Company securities as collateral for a loan without first obtaining prior approval from the Administrator. Pre-clearance is required for such transactions because Company securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and Company securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Any Company director, officer or employee, or their Family Members or Controlled Entities, preparing to pledge Company securities or hold such securities in a margin account must submit a request for approval to the Administrator at least two weeks prior to the proposed execution of documents evidencing the proposed pledge or margin account. In its request, such Company director, officer or employee, or their Family Members or Controlled Entities, shall:

●	enclose copies of the governing documents evidencing the proposed pledge or margin account, which governing documents must provide such person with the opportunity to substitute or provide additional collateral or to repay the loan before the pledged Company securities may be sold;

●	undertake to the Company (in form and manner satisfactory to the Administrator and the Company) (i) to maintain adequate financial capacity to repay the loan or cover the margin call, as applicable, without resort to the pledged Company securities and (ii) to substitute or provide additional collateral or repay the loan in the event of a borrower default or margin call, as applicable, at a time when such person is aware of Inside Information or otherwise is not permitted to trade Company securities due to a blackout period; and

●	undertake to provide to the Company such information as the Administrator and the Company may reasonably request to demonstrate the ability to satisfy the undertakings set forth in clauses (i) and (ii) above.

(c) Short Sales

You may not engage in short sales of Company securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities.

(d) Derivatives of Company Securities

You may not trade in third-party derivatives of a Company security, such as exchange-traded put or call options and forward transactions.

The above is not meant to restrict the rehypothecation or lending of securities held in a brokerage account; provided that the securities are permitted to be held in such account in accordance with this Policy.

13.	Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Inside Information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

(a)	Pre-Clearance Procedures

Section 16 Reporting Persons and Designated Individuals, as well as their Family Members and Controlled Entities, may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Administrator in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”). A person requesting pre-clearance should submit the request to the Administrator (and, in the case of a request by the Chief Executive Officer, also notify the Chief Financial Officer) at least two business days, but not more than five (5) business days, in advance of the proposed transaction. The Administrator may determine not to permit the transaction if it is not in compliance this Policy, insider trading laws, Section 16 of the Exchange Act or Rule 144. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction. No trade or transfer may be effected until the person requesting pre-clearance has received approval, even if two business days have passed since pre-clearance request was submitted. Approval for transactions will generally be granted only outside of a blackout period and the transaction may only be performed outside of the blackout period in which the approval was granted and in any event within two business days from the date of approval.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Inside Information about the Company and should describe fully those circumstances to the Administrator. If the requestor is a Section 16 insider, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 and file Form 144, if necessary, at the time of any sale.

(b)	Special Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and non-public, the persons with knowledge of the event who are designated by the Administrator may not trade Company securities. In that situation, the Administrator may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific blackout period or extension of a blackout period may not be announced to the Company as a whole and should not be communicated to any other person. Even if the Administrator has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Inside Information.

14.	Post-Termination Transactions

If an individual is in possession of Inside Information or subject to any blackout period or other Company-imposed trading restrictions when his or her service terminates, that individual may not trade in Company securities until that information has become public, is no longer material or such blackout period or Company-imposed trading restriction has expired.

15.	Company Transactions

From time to time, the Company may engage in transactions in its own securities. It is Company policy to comply with all applicable securities and state laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in Company securities.

16.	Administration of this Policy

The Company’s Chief Financial Officer, or in his or her absence, the Chairman of the Audit Committee, or with respect to matters involving any of the Company’s executive officers or directors, the Chairman of the Audit Committee (the “Administrator”), shall be responsible for administration of this Policy, including the matters for which the Administrator is specifically designated herein as administering or deciding and all other matters. All determinations and interpretations by the Administrator shall be subject to review by the Audit Committee, whose determinations shall be final. The Administrator may delegate responsibilities as deemed necessary.

17.	Company Assistance / Reporting of Violations

Any person who has any questions about this Policy or about specific transactions may obtain additional guidance from the Administrator. You should contact the Administrator immediately if you know or have reason to believe that this Policy has been or is about to be violated.

Appendix A: Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the Policy must enter into a Rule 10b5-1 trading plan for transactions in Company securities that meets certain conditions specified in the rule (referred to here and in this Policy, as “10b5-1 plan”).

As such, the Company permits its directors, officers and employees as well as such persons’ Family Members and Controlled Entities to enter into 10b5-1 plans and has adopted the following guidelines regarding the adoption, modification and termination of any such 10b5-1 plans. All references in these guidelines to you should be read to include your Family Members and Controlled Entities. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The [General Counsel or Counsel, SEC] will interpret and administer these guidelines for compliance with the Policy and the requirements below. No personal legal or financial advice is being provided by the Legal Department regarding any 10b5-1 plan or proposed trades. You remain ultimately responsible for ensuring that your 10b5-1 plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney, broker or other advisors about any contemplated 10b5-1 plan. Note that, beginning April 1, 2023, if you are a director or Section 16 officer (as defined below), the Company is required to disclose the material terms of your 10b5-1 plan, other than with respect to price, in its periodic report for the quarter in which the 10b5-1 plan is adopted or terminated or modified (as described below).

1.	Pre-Clearance Requirement. The 10b5-1 plan must be reviewed and pre-approved in advance by the [General Counsel or Counsel, SEC] at least five business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.

2.	Time of Adoption. Subject to the pre-clearance requirements described above, the 10b5-1 plan must be adopted at a time when:

●	You are not aware of any material non-public information; and

●	A blackout period is not in effect (for anyone subject to blackout periods).

3.	Plan Instructions. Any 10b5-1 plan you adopt must be in writing, signed and either:

●	specify the amount, price and date of the sales (or purchases) of Company securities to be effected;

●	provide a formula, algorithm or computer program for determining when to sell (or purchase) Company securities, the quantity to sell (or purchase) and the price; or

●	delegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about the Company or Company securities.

Once adopted, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted 10b5-1 plan.

4.	No Hedging. You must not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 plan and must agree not to enter into any such transaction while the 10b5-1 plan is in effect.

5.	Good Faith Requirements. You must enter into the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. You must act in good faith with respect to the 10b5-1 plan for the entirety of its duration.

6.	Certifications for Directors and Officers. If you are a director or officer, as defined in Rule 16a-1(f) under the Exchange Act (“Section 16 officer”), the 10b5-1 plan must include the following certifications: (1) you are not aware of any material nonpublic information about the Company or Company securities; and (2) you are adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.

7.	Cooling Off Periods. The first trade under the 10b5-1 plan may not occur until the expiration of a cooling-off period as follows:

●	If you are a director or Section 16 officer, the later of (a) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 plan was adopted and (b) 90 calendar days after adoption of the 10b5-1 plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.

●	If you are not a director or Section 16 officer, 30 days after adoption of the 10b5-1 plan.

8.	No Overlapping 10b5-1 Plans. No more than one 10b5-1 plan can be effecting trades at a time. Notwithstanding the foregoing, two separate 10b5-1 plans can be in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1. Depending on the circumstances, terminating your earlier-commencing plan after entering into your later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1. For additional information about terminations, refer to Section 10. Please consult the [General Counsel or Counsel, SEC] with any questions regarding overlapping plans.

9.	Single Transaction Plans. You may not enter into more than one 10b5-1 plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.

10.	Modifications and Terminations.

●	Modifications, amendments and terminations of an existing 10b5-1 plan are strongly discouraged due to legal risks and can affect the validity and availability of the Rule 10b5-1 affirmative defense on trades that have taken place under the plan prior to such modification, amendment or termination. Under Rule 10b5-1 and these guidelines, any modification or amendment to the amount, price, or timing of the purchase or sale of the securities underlying the 10b5-1 plan will be deemed to be a termination of the current 10b5-1 plan and creation of a new 10b5-1 plan. If you are considering changes to your 10b5-1 plan, such as changing the account information, you should consult with the [General Counsel or Counsel, SEC] in advance to confirm that any such change does not constitute an effective termination of your plan.

As such, the modification or amendment of an existing 10b5-1 plan must be reviewed and approved in advance by the [General Counsel or Counsel, SEC] in accordance with the pre-clearance procedures set forth in the Policy and Section 1 of these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 10 of these guidelines regarding the adoption of a new 10b5-1 plan.

●	The termination (other than through an amendment or modification) of an existing 10b5-1 plan must be reviewed and approved in advance by [General Counsel or Counsel, SEC] in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the termination of a 10b5-1 plan will not be approved unless:

i.	You terminate a 10b5-1 plan at a time when you are not aware of material non-public information; and

ii.	A blackout period is not in effect (for anyone subject to blackout periods).